Exhibit 4.12
============

                       CONFIDENTIAL EMPLOYMENT AGREEMENT

                      made this 1st  day of August, 2004

                        T A B L E   O F   C O N T E N T S



                                                                        Page

PART 1 INTERPRETATION                                                     2

  INTERPRETATION                                                          2

PART 2 EMPLOYMENT, TERMS AND DUTIES                                       3

  EMPLOYMENT                                                              3
  TERM                                                                    3
  TITLE AND REPORTING                                                     3
  PARTICULAR DUTIES                                                       4
  GENERAL DUTIES                                                          4

PART 3 COMPENSATION                                                       4

  SALARY                                                                  4
  BONUS                                                                   8
  OTHER BENEFITS                                                          8
  STOCK OPTIONS                                                           8
  BONUS SHARE OPTIONS FOR 2003 BONUS                                      8
  FIRST PLANT COMMISSIONING BONUS SHARE OPTIONS                           9
  NEW PLANT TONNAGE BONUS SHARE OPTIONS                                  10
  CASH IN LIEU OF SHARES                                                 10
  HOLIDAYS                                                               11
  INCOME TAX AND OTHER DEDUCTIONS                                        11
  REVIEW                                                                 11

PART 4 EMPLOYEE'S ADDITIONAL COVENANTS                                   11

  CONFIDENTIAL INFORMATION                                               11
  NO DISCLOSURE                                                          12
  NO COMPETITION                                                         12
  NOTICE OF CONFLICT                                                     13
  EXCEPTIONS                                                             13
  COMPANY'S PROPRIETARY RIGHTS                                           13
  SPECIAL REMEDIES                                                       14

PART 5 TERMINATION                                                       14

  VOLUNTARY TERMINATION                                                  14
  IF COMPANY TERMINATES OR PARTIES FAIL TO RENEW                         15
  TERMINATION FOR CAUSE AND OTHER EVENTS OF EARLY TERMINATION            17
  EFFECT OF TERMINATION UNDER SECTION 5.3                                17
  RETURN OF PROPERTY                                                     17
  RESIGNATION OF OFFICE                                                  17

PART 6 GENERAL                                                           18

  FURTHER ASSURANCES                                                     18
  ASSIGNMENT                                                             18
  SEVERABILITY                                                           18
  MODIFICATIONS, WAIVER AND CONSENT                                      18
  NOTICE                                                                 18
  BINDING EFFECT                                                         19
  GOVERNING LAW                                                          19
  TIME OF ESSENCE                                                        19
  COUNTERPARTS                                                           19

  ENTIRE AGREEMENT                                                       20
  SURVIVAL OF TERMS                                                      20

                          CONFIDENTIAL EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference and made the 1st day of August 2004 (the "Effective Date")

BETWEEN:

         DynaMotive Energy Systems Corporation, a body corporate duly incorporated under the law of the Province of British Columbia, having offices at Suite 230, 1700 West 75th Avenue, Vancouver, BC, V6P 6G2 (the "Company")

                                                           OF THE FIRST PART
AND:

         Richard C H Lin, an individual residing at 6996 Arbutus Street, Vancouver, BC, V6P 5S7 (the "Employee")

                                                          OF THE SECOND PART
WHEREAS:

(A) The Company is an energy systems company that is focused on the development of innovative energy solutions based on its patented pyrolysis system and, through the application of its technology and know how, the Company intends to tap into abundant organic resources that are generally discarded by the agricultural and forest industries at a cost and to economically convert them into a renewable and environmentally friendly fuel;

(B) The Company has incurred a liability in the amount of $112,500 for a bonus to the Employee in respect of his services performed during 2003 (the "2003 Bonus Amount");

(C) The Employee is willing to forego the payment by the Company and the receipt by the Employee of the 2003 Bonus Amount in consideration of the Company agreeing to issue shares of the Company to the Employee on the terms and conditions set out herein; and

(D) The Company and the Employee have mutually agreed to evidence the terms of the Employee's full time employment by the Company by this Agreement, which is to supersede all prior agreements between the parties and, which is intended to reinforce the employer and employee relationship between the Company and the Employee which has existed since April 1998 but to govern their relationship with effect as of and from August 1, 2004;

WITNESSETH that the parties mutually agree as follows:

                                     PART 1

                                 INTERPRETATION

Interpretation

1.1 For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      (a) "this Agreement" means this agreement of employment, including any schedules hereto, as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

      (b) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph, subparagraph or other subdivision;

      (c) all references to currency mean Canadian currency, unless specified otherwise;

      (d) a reference to an entity includes any entity that is a successor to such entity;

      (e) the headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion hereof;

      (f) a reference to a statute includes all regulations made pursuant thereto, all amendments to the statute or regulations in force from time to time, and any statute or regulation which supplements or supersedes such statute or regulations;

      (g) "Board" means the board of directors of the Company as from time to time constituted;

      (h) "Bonus Criteria" means the objectives referred to as Bonus Criteria in section 3.2 of this agreement and determined in the manner provided therein;

      (i) "CIBC Prime Rate" means the annual rate of interest announced from time to time by Canadian Imperial Bank of Commerce as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada;

      (j) "Contract Year" means the period commencing August 1 and ending the next following July 31 provided that the first Contract Year shall commence August 1, 2004 and end July 31, 2005 and the second, third, fourth and fifth contract years shall commence respectively on the first day of August of 2005, 2006, 2007 and 2008;

      (k) "Closing Price of the Company's Common Shares" and "Closing Price" means as of any given date, the average of the high and low trading prices of the Common shares in the capital stock of the Company on the NASD's Over the Counter Bulletin Board on such date, or if the Common shares trade on the TSX Venture Exchange or TSX Exchange on such date, then the average of the high and low trading prices of the Common shares of the Company on such exchange, or if the Common shares in the capital stock of the Company did not trade on such date, on the next preceding day on which trades were made;

      (l) "Salary" in respect of a Contract Year, means the amount determined for a Contract Year pursuant to section 3.1 of this Agreement; and

      (m) "Stock Option" mean the rights under an agreement between the Company and the Employee, or the Company and a corporation nominated by the Employee, to have the Company sell or issue shares of the Company, or shares of a corporation that does not deal at "arm's length" with the Company (as that term is defined pursuant to the Income Tax Act of Canada), to the Employee or to the corporation nominated by the Employee.

In the event that it may be necessary at any time for any party to this Agreement to prove the CIBC Prime Rate applicable as at any time or times, a certificate in writing of the manager of Canadian Imperial Bank of Commerce, 400 Burrard Street, Vancouver, British Columbia, V6C 3A6 setting forth the CIBC Prime Rate as at any time or times, shall be, and shall be deemed to be, conclusive evidence of the CIBC Prime Rate as set forth in the certificate.

                                     PART 2

                          EMPLOYMENT, TERMS AND DUTIES

Employment

2.1 The Company and the Employee hereby confirm the employment of the employee by the Company on a full-time basis upon and subject to the terms and conditions of this Agreement.

Term

This Agreement shall be for a period of five years commencing August 1, 2004 and ending July 31, 2009 unless earlier terminated pursuant to Part 5. A notice to renew the terms of the Employee's employment with the Company shall be provided by the Company to the Employee not less than nine months prior to the expiration of this Agreement, but neither the notice, nor the requirement for the notice, shall be taken to imply that the Employee is required to consent to the renewal.

Title and Reporting

2.3       The Employee shall have the title of President, Operations - China.

2.4       The Employee shall report to the President and CEO.

Particular Duties

2.5 As President, Operations - China, the Employee shall be responsible for the affairs of the Company relating to operations in China, business development including provision of appropriate resources, and keeping the Board and shareholders appropriately informed.

General Duties

2.6       During the term of this Agreement, the Employee will:

      (a) diligently perform his duties arising under this Agreement to the best of his skill and ability; and

      (b) attend to his duties on a full-time basis, at the specific times and days as reasonably directed by the Company, excepting holidays, absence due to sickness and other authorized absences as set out in this Agreement.

                                     PART 3

                                  COMPENSATION

Salary

3.1 During the first Contract Year, the Company will pay the employee an annual Salary of $225,000 payable bi-monthly in arrears and subject to appropriate deductions and remittances pursuant to income tax and social security legislation.

Bonus

3.2 The Company shall pay to the Employee an annual bonus for each calendar year or partial calendar year (the "Bonus Period"), governed by the terms of this Agreement, calculated as a minimum bonus of 25% plus a maximum bonus of up to an additional 75% of the aggregate Salary payable to the Employee, or on the Employee's behalf, with respect to the Bonus Period pursuant to section 3.1 (before any amounts deducted or paid on behalf of the Employee pursuant to income tax and social security legislation), the 75% maximum bonus component to be based on the achievement of certain objectives (the "Bonus Criteria"), such Bonus Criteria to be agreed by the parties hereto for each Bonus Period as hereafter provided.

The Bonus Criteria must be presented by the Employee to the Board within 30 days of the first day of each Bonus Period provided that for the Bonus Period which falls within the 2004 calendar year, the Bonus Criteria must be presented by the Employee to the Board by September 30, 2004. Failure by the Employee and the Company to agree on the annual Bonus Criteria by the date that is 60 days after the first day of the Bonus Period for which it is to be determined (or by October 30, 2004 in the case of the Bonus Period which falls within the 2004 calendar year) shall be resolved by arbitration.

3.2.1 The annual bonus amount for a Bonus Period must be determined by the Company within 90 days after the last day of the Bonus Period (the "Bonus Determination Date") and is payable to the Employee on the day that is 150 days after the last day of the Bonus Period (the "Payment Date") unless and only to the extent, at least ten days prior to the Bonus Determination Date and before being notified of the amount of his bonus, the Employee elects to:

      (a) defer the receipt of all or a portion (expressed as a percentage or otherwise) of the annual bonus amount until a specified date which is not later than the 31st day of December of the third calendar year following the calendar year in which the Bonus Period ended ( in this section called the "Cash Bonus Deferral Election"); or

      (b) in lieu of payment of all or part of the bonus in cash, enter into an agreement with the Company to purchase that number of Common shares in the Company determined by dividing the amount of the annual bonus amount for which the Employee elects to receive shares (expressed as a percentage or otherwise), by the Closing Price of the Company's Common shares on the date notice of the Employee's election under this section is given to the Company (in this section called the "Share Purchase Election").

The Employee must provide annual written notice to the Company of his Cash Bonus Deferral Election, specifying the amount, percentage, or fraction or other means of calculating the annual bonus amount to be deferred, and of his Share Purchase Election, specifying the amount of the annual bonus amount to be used to calculate the number of shares subject to the Share Purchase Election, and such notice must be presented to the Company at least ten days prior to the Bonus Determination Date, i.e. before the Employee would otherwise know of the amount and be entitled to receive payment of the annual bonus. Once a Cash Bonus Deferral Election or Share Purchase Election is delivered to the Company by the Employee, it may not be revoked for the Bonus Period to which it relates and thereafter the annual bonus amount for that Bonus Period shall:

      (a) to the extent of the amount set forth in or calculated pursuant to the Cash Bonus Deferral Election, be dealt with solely in accordance with that election;

      (b) to the extent of the amount subject to the Share Purchase Election, be dealt with solely in accordance with that election; and

      (c) to the extent of any balance of the annual bonus amount for that Bonus Period, which is not covered by either the Cash Bonus Deferral Election or Share Purchase Election, be payable to the Employee on the Payment Date.

3.2.2 If the Employee makes a Cash Bonus Deferral Election, then he shall in that election specify the amount of the annual bonus amount, or means of calculating the amount, of the bonus to be deferred by reason of that election (the "Deferred Amount") and the Company agrees to grant at option to the Employee, for a period of ten years from the date of the particular Cash Bonus Deferral Election, to purchase that number of Common shares in the Company determined by dividing the Deferred Amount by the Closing Price of the Company's Common shares on the day that the election is made or the day the amount of the annual bonus amount is determined by the Company, whichever day is later, with the exercise price for such Stock Options to be the said Closing Price on such later day (the "Valuation Day"), and the Company and the Employee will execute a stock option agreement substantially in the same form as that attached as Schedule 2 to this Agreement but dated the Valuation Day and relating only to the Stock Options referred to in this subsection with such Stock Option rights to expire on the 10th anniversary of the making of the election.

3.2.3 Notwithstanding the 100% of Salary maximum for the amount of an annual bonus determined pursuant to this section, any amount of an annual bonus, awarded by the Company to the Employee, that is not used to calculate the number of shares subject to a Share Purchase Election or the number of Stock Options to be granted by the Company pursuant to the preceding subsection, and which remains unpaid by the Company 180 days after the end of the Bonus Period shall be increased for an interest factor which shall be calculated by adding to such unpaid bonus amount, an amount equal to what the interest would be if such unpaid bonus amount were a debt owing to the Employee which bears interest at the rate of 6% per annum calculated from and including the Payment Date for such unpaid bonus amount and compounded monthly until paid; provided that if, for any regulatory or other reason whatsoever, the Stock Option referred to in the preceding subsection cannot be granted or, unless waived by the Employee, be subject to immediate vesting (such an option being referred to in this section as an "Impaired Option"), then the amount of the bonus used to calculate the number of shares subject to the Impaired Option shall be included in the amount of the bonus to be increased by the interest factor pursuant to this subsection and such increased amount shall be payable to the Employee as part of the bonus and the right of the Employee to the Impaired Option shall lapse, and provided further that under no circumstances may the date of payment of an annual bonus, or any portion thereof other than the portion used to calculate the number of shares subject to a Share Purchase Election, including any related interest factor, be later than the last day of the third calendar year following the calendar year in which the Bonus Period ended (herein referred to as the "Three Year Deadline").

Failure by the Company to pay any Deferred Amount of an annual bonus, which is the subject of a Cash Bonus Deferral Election, by the Three Year Deadline in respect of that amount shall result in the Company:

      (a) paying and indemnifying the Employee against any interest and penalties related to any income taxes that the Employee may become subject to as a result of such a failure by the Company;

      (b) providing the Employee with an interest free loan to pay any income taxes that the Employee may become subject to as a result of such a failure by the Company, any such advanced funds to be repaid in full by the Employee upon receipt of the related unpaid bonus amounts from the Company; and

      (c) paying and indemnifying the Employee against any income taxes, interest, and penalties related to any taxable benefits which may be considered to have been received by the Employee as a result of (a) or
      (b).

3.2.4 Where the Employee makes a Share Purchase Election, the Company hereby agrees:

      (a) in lieu of any obligation to pay the bonus to the Employee to the extent of the amount used to calculate the number of shares subject to a Share Purchase Election, and upon receipt of a subscription notice from the Employee subscribing for a specified number of Common shares in the Company (not being less than the lesser of 25,000 Common shares in total, or the balance of the Common shares of the Company that the Employee is entitled to purchase pursuant to one or more Share Purchase Elections) and payment by the Employee to the Company of one-tenth of one cent for each share subscribed for in the notice, to allot and issue to the Employee the number of shares specified in the notice in consideration for one-tenth of one cent per share plus the value of past services actually performed by the Employee during the Bonus Period for which the Share Purchase Election was made;

      (b) that the value of such past services shall be calculated for the Board by multiplying the number of shares subject to a Share Purchase Election for a particular Bonus Period, and subscribed for in the notice referred to in paragraph (a) of this section, by the Closing Price of the Company's Common shares on the date of the Share Purchase Election for that Bonus Period;

      (c) that the Employee may give one or more notices pursuant to this provision with regard to a particular Share Purchase Election but the aggregate number of Common shares to be allotted and issued to him pursuant to all such notices shall not exceed the number of Common shares the Employee was entitled to purchase as a result of the particular Share Purchase Election before exercising any such rights;

provided that the Employee shall only have until ten years after the date a particular Share Purchase Election was made to notify the Company, by one or more notices, that the Employee wishes to purchase any of the shares, which he is entitled to purchase pursuant to the particular Share Purchase Election, and to pay the price of one-tenth of one cent per share for any share that the Company has agreed to issue pursuant to the particular Share Purchase Election, and thereafter all rights of the Employee to any shares not referred to in a subscription notice given by the Employee to the Company pursuant to the particular Share Purchase Election by such date shall lapse.

3.2.5 The Employee, by execution of the written Share Purchase Election, acknowledges that, subject to section 3.10 hereof, the Company is released from any and all obligations to pay a bonus to the Employee to the extent of the amount used to calculate the number of shares subject to the particular Share Purchase Election.

3.2.6 Upon receipt of the notice from the Employee contemplated by a Share Purchase Election and payment of the subscription price to it, the Company shall proceed to allot and issue the shares referred to in the notice, including giving such directions and making such adjustments as would have been necessary if the agreement between the Company and the Employee in this section were a Stock Option governed by a Stock Option Agreement in substantially the same form as Schedule 3 but dated the date of the Share

Purchase Election and relating only to the right to purchase the shares subject to the Share Purchase Election at the price of one-tenth of one cent per share with such rights to expire only on the 10th anniversary of the making of the election and not to expire on the 30th day after termination of the Employee's employment or one year after death or disability of the Employee.

Other Benefits

3.3 In addition to the other compensation set out in this Agreement, the Employee shall participate in such health, medical, insurance or other benefit plans established by the Company from time to time and made available to staff and officers of the Company.

Stock Options

3.4 The 1,655,660 outstanding Stock Options previously granted by the Company to the Employee (or to Cantai Property Limited as the Employee's nominee corporation) under the terms of any prior employment or option agreement, as listed in the attached Schedule 1, will remain in full force and effect.

3.5 The Company will, pursuant to a stock option agreement in the form attached as Schedule 2 to this Agreement, and upon execution of this Agreement, execute a stock option agreement with the Employee to record the Company's grant of Stock Options to the Employee which entitle the Employee to purchase 3,000,000 Common shares of the Company at an exercise price of US $0.45 per share, which price per share the Company and the Employee have determined to be at least as great as the fair market value of the Company's shares on the Effective Date of this Agreement, and which Stock Options will, in each case, have a term of five years from the date on which they are originally scheduled to vest, as set forth under the heading "Vesting Date" in the following schedule:

Number of Stock Options         Vesting Date           Termination Date
       1,000,000                August 1, 2004         July 31, 2009
         500,000                August 1, 2005         July 31, 2010
         500,000                August 1, 2006         July 31, 2011
         500,000                August 1, 2007         July 31, 2012
         500,000                August 1, 2008         July 31, 2013

Bonus Share Options For 2003 Bonus

3.6 In lieu of any obligation to pay a bonus to the Employee under any prior employment or other agreement in respect of the 2003 calendar year, upon receipt of one or more subscription notices from the Employee subscribing for a specified number of Common shares in the Company (not being less than 25,000 shares or the balance of the Common shares of the Company that the Company has agreed to issue to the Employee pursuant to this section) and payment by the Employee to the Company of one-tenth of one cent for each share subscribed for in the particular notice, the Company agrees to allot and issue to the Employee the number of shares specified in the notice in consideration of one-tenth of one cent ($.001) per share plus the value of past services actually performed by the Employee (US $0.45 per share), calculated for each share to be issued by dividing the 2003 Bonus Amount by the maximum number of Common shares which may, upon one or more notices given by the Employee pursuant to this section, be allotted and issued to him, such maximum number of shares under all such notices being a total of 208,495 Common shares of the Company; provided that the Employee shall only have until July 31, 2014 to notify the Company, by one or more notices, that the Employee wishes to have any of the shares referred to in this section allotted and issued to him and to pay the price of one-tenth of one cent per share for any share that the Company has agreed to issue under this section, and thereafter all rights of the Employee to any shares not referred to in a subscription notice given by the Employee under this section by such date shall lapse.

The Employee, by execution of this Agreement, acknowledges that subject to section 3.10 of this Agreement, the Company is released from any and all obligations to pay a bonus to the Employee with respect to the 2003 calendar year or any portion thereof.

Upon receipt of the notice from the Employee contemplated by this section and payment of the subscription price to it, the Company shall proceed to allot and issue the shares, referred to in the notice and to be issued pursuant to this section, including giving such directions and making such adjustments as would have been necessary if the Agreement between the Company and the Employee, in this section, were a Stock Option governed by a Stock Option Agreement in the form of Schedule 3 but dated the date hereof and relating only to the right to purchase the shares referred to in this section with such rights to expire on the 10th anniversary of the date hereof.

First Plant Commissioning Bonus Share Options

3.7 Upon the Company's first commercial plant (Erie) being successfully commissioned (in this section called the "Commissioning Date" and determined as the time that Bio-Oil is first produced by the plant to which the expression, "commissioned" relates), the Company agrees that the Employee shall be entitled to a commissioning bonus consisting of the grant of a right to the Employee to purchase 135,000 Common shares of the Company upon receipt by the Company of one or more subscription notices from the Employee subscribing for a specified number of Common shares in the Company pursuant to this section (not being less than 25,000 shares or the balance of the Common shares of the Company that the Company has agreed to issue to the Employee pursuant to this section) and payment by the Employee to the Company of one-tenth of one cent for each share subscribed for in the notice. The Company agrees that upon receipt by the Company of such a notice, the Company will allot and issue to the Employee the number of shares specified in the notice in consideration of one-tenth of one cent per share plus the value of past services actually performed by the Employee to the Commissioning Date, calculated by multiplying the number of shares to be issued pursuant to the notice by the Closing Price for Common shares of the Company on the Commissioning Date; provided that the number of shares issued pursuant to all such notices shall not exceed 135,000 and further provided that the Employee shall only have until ten years after the Commissioning Date to notify the Company, by one or more notices, that the Employee wishes to have any of the shares referred to in this section allotted and issued to him and to pay the price of one-tenth of one cent per share for any share that the Company has agreed to issue under this section, and thereafter all rights of the Employee to any shares not referred to in a subscription notice given by the Employee under this section by such date shall lapse.

Upon receipt of the notice from the Employee contemplated by this section and payment of the subscription price to it, the Company shall proceed to allot and issue the shares referred to in this section, including giving such directions and making such amendments or adjustments as would have been necessary if the Agreement between the Company and the Employee in this section were a Stock Option governed by a Stock Option Agreement in the form of Schedule 3 but dated the Commissioning Date and relating only to the right to purchase the shares referred to in this section at the exercise price set forth herein with such rights to expire on the 10th anniversary of the Commissioning Date.

New Plant Tonnage Bonus Share Options

3.8 Upon the successful commissioning or licensing of future plants to use the technology and knowhow of the Company and its affiliates (including of any partnership or joint venture in which the Company or its affiliates has at least a 25% ownership interest), the Employee shall, during the term of this Agreement and any renewals hereof, be granted additional rights to purchase shares as commissioning bonuses on substantially the same basis set forth in the preceding section 3.8, including the exercise price of one-tenth of one cent per share and the ten year term from the Commissioning Date for a plant owned by the Company, or the date the original License Agreement is executed in relation to the particular plant, to which the bonus share options applies, and during which ten year term the right to purchase shares pursuant to the bonus share options may be exercised. The number of shares that the Employee shall be granted the right to purchase with respect to each plant commissioning or licensing, as contemplated by this section, shall be determined for each plant by multiplying 700 times the number of tonnes of dry input capacity contracted on a daily basis, as established in or pursuant to the License Agreement, and measured in input values or, in the case of a plant owned by the Company, as would be established by a License Agreement, if one was required; and provided that if a plant, or the license applying to the operation of a plant, is expanded and dry input capacity, so measured, is increased during the term of this Agreement, then as of the date the increased capacity becomes subject to the License Agreement, or an amendment thereto or replacement thereof, or would become subject to such a license or amendment if the plant were not owned by the Company (the "Expansion Date"), this increased capacity shall also give rise to the right to purchase shares in the manner set out in this section as if the Expansion Date were the date of an original License Agreement over a new plant licensed for the increased capacity.

Cash in Lieu of Shares

3.9 Except as provided by section 3.11 of this Agreement, if by reason of any stock exchange, other public securities market rule or regulation, or order by any regulatory authority the Company is prohibited from issuing any shares pursuant to any of sections 3.2 to 3.2.6, 3.7, 3.8 or 3.9 hereof, or otherwise fails to issue the shares referred to in any notice (the "original notice"), given by the Employee pursuant to any of those sections, within 60 days of receipt of such an original notice, then the Company shall, upon receipt of a written request by the Employee, pay a cash bonus to the Employee equal to the amount determined by multiplying the number of shares referred to in the original notice, which the Company has failed to issue, by the Closing Price on the date of the original notice.

Holidays

3.10 The Employee shall be entitled to four weeks of annual holidays to be taken at time(s) reasonably satisfactory to the Employee and the Company.

Income Tax and Other Deductions

3.11 Notwithstanding any other provision of this Agreement, all amounts or benefits to which the Employee is entitled under this Agreement, including the right to the issue of shares or rights to purchase shares, may be subject to appropriate deductions and remittances pursuant to income tax and social security legislation and, as a condition of the issue of any shares that the Company is required to issue to the Employee under any provision of this Agreement, the Company may require the Employee to pay, to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, provincial, state or local taxes or other deductions or remittances of any kind required by law to be deducted or withheld and remitted to any such taxing or other governmental authority with respect to such amounts or shares or other benefits. The Company shall, to the extent permitted by law, also have the right to deduct any such taxes or other payments from any payment of any kind otherwise due to the Employee.

Review

3.12 At the end of the first year of employment under this Agreement, and annually thereafter, the Board will carry out an objective review of the terms of reference of the position held by the Employee, the compensation to the Employee and the Employee's performance, and the Board's review shall be presented to the Compensation Committee and the Board for approval.

                                     PART 4

                        EMPLOYEE'S ADDITIONAL COVENANTS

Confidential Information

4.1 The Employee acknowledges that in the course of his employment by the Company he will have access to and be entrusted with confidential information and trade secrets of the Company (collectively the "Confidential Information") relating to the business affairs, customers, suppliers, technology, proprietary rights, patents, research, plans, research data, marketing techniques, manufacturing methods, procedures and techniques, industrial designs, inventions, improvements, discoveries and routines concerning the Company, its business and those of its affiliates and of its customers and their particular business requirements, the disclosure of any of which to competitors of the Company or the general public would be highly detrimental to the best interests of the Company or its affiliates, as the case may be. The Employee agrees to exercise reasonable efforts to maintain confidentiality respecting the foregoing.

The Employee further acknowledges that in the course of employment by the Company he might, from time to time, be a representative of the Company in

                                      - 12 -
negotiations and discussions with others and as such will be significantly responsible for maintaining or enhancing the goodwill of the Company and its affiliates.

The Employee further acknowledges that the right to maintain the confidentiality of the Confidential Information and the right to preserve its goodwill are proprietary rights which the Company is entitled to protect.

No Disclosure

4.2 The Employee will not, during the term of this Agreement and thereafter, disclose any of the Confidential Information to any person nor will he use the Confidential Information for any purpose other than the best interests of the Company or an affiliate of the Company nor will he disclose or use for any purpose other than those of the Company or its affiliates the private affairs of the Company or of the affiliates of the Company or any other confidential or proprietary information which he might acquire during the course of his employment by the Company with relation to the business and affairs of the Company or its affiliates except:

      (a)   with the prior written authorization of the Company;

      (b) as required to carry out the purposes of this Agreement or to obtain advice of counsel thereon;

      (c)   as otherwise permitted under this Agreement;

      (d) where the Confidential Information is in or comes into the public domain through no act or omission of the Employee; or

      (e)   except as required by law.

No Competition

4.2 Except with the prior written consent of the Company or pursuant to this Part 4, during the term of this Agreement and for one year after termination of this Agreement, the Employee will not accept employment or provide services to any person or engage in any business (directly or through any kind of ownership or other arrangement other than ownership of 5% or less of the securities of publicly held corporations) which is a competitor of the Company and which is involved in the business of researching or commercializing applications associated with the Company's technology in areas that are being pursued by the Company during or prior to the term hereof or upon which the Company has expended significant resources in anticipation of future activity, and the Employee will not at any time after termination hereof:

      (a) interfere with the contractual arrangements between the Company and any of its employees, contractors, suppliers, agents and any one else in a contractual or fiduciary relationship with the Company and will not recruit, hire or assist others in recruiting or hiring any employee of the Company; or

                                      - 13 -
      (b) take any other action inconsistent with the fiduciary relationship of a senior executive officer to his employer.

Notice of Conflict

4.4 If the Board, acting reasonably, determines that the Employee is engaging in an activity which it deems to be a conflicting activity and the Employee is so engaged, then the Company will so advise the Employee in writing and the Employee will, as soon as possible in order to minimize any injury to the Company and in any event within 10 days, or such longer period as the Company agrees upon, after receipt of notice,

      (a)   discontinue the activity, and

      (b) certify in writing to the Company that he has discontinued the conflicting activity including where appropriate by sale or other disposition or by transfer of all such interests, except a beneficial interest, into a "blind trust" or other fiduciary arrangement over which the Employee has no control, direction or discretion; or

advise the Company that he disputes the conflict and the matter shall be referred to arbitration.

Exceptions

4.5       Nothing in this Part 4 will operate to prevent the Employee from

      (a) owning shares of any corporation, the shares of which are listed for trading on any stock exchange or which are traded on the over-the-counter market, provided that the shareholding does not constitute 5% or more of the equity of the corporation;

      (b) acquiring any business (whether by the purchase of shares, assets or otherwise) for bona fide commercial reasons where an incidental part of the business would otherwise be prohibited under this Agreement, but only if the Employee and his affiliate(s) and associate(s), as the case may be, use their best efforts to divest themselves upon reasonable terms and with all reasonable speed of the incidental parts;

      (c) serving as an officer or director, or being involved in, or receiving any compensation from any other entity which does not compete with the Company, provided that the Employee would not be otherwise in conflict with his obligations of loyalty to the Company and to render his full-time services to the Company and its affiliates during the term of his employment by the Company.

Company's Proprietary Rights

4.6 All property, including intellectual property such as patentable inventions, non-patentable processes or know-how, designs, copyright and the like which the Employee creates or is involved in creating, directly or indirectly, as a result of the services performed by the Employee for the Company during his employment with the Company (the "Property") will be owned by the Company and the Company shall at all times have sole proprietary right, title and interest in the Property. The Employee will give the Company notice of all Property as soon as it is created. The Employee further agrees to execute, without delay or further consideration, any patent assignments, conveyances, other documents and assurances as may be necessary to effect the intent of this provision.

Special Remedies

4.7 The Employee acknowledges his obligations under this Part 4 are of a special character and that in the event of any conduct by him in violation of this Agreement or any of these obligations, the Company will sustain irreparable injury and that money damages will not provide an adequate remedy therefor. Accordingly, the Employee agrees that in addition to other remedies and damages available to the Company at law or otherwise and if the Company so elects, the Company is entitled

      (a) to institute and prosecute proceedings either at law or in equity in any court of competent jurisdiction,

      (b)   to obtain damages for the conduct,

      (c)   to enforce specific performance,

      (d) to enjoin the Employee, any principal, partner, agent, servant, employer and employee of, and any other person acting for, on behalf of or in conjunction with the Employee from the conduct, or

      (e) to obtain any other relief or any combination of the foregoing which the Company may elect to pursue.

4.8 If any restriction as to time, area, capacity or activity imposed on the Employee by this Agreement is finally determined by a Court of competent jurisdiction to be unenforceable (the "Offending Restriction") and so often as it occurs, the Employee agrees that upon written notice from the Company specifying for inclusion in this Agreement a lesser time or area, fewer capacities or an activity of lesser scope than now contained in this Agreement (the "Lesser Restriction"), then this Agreement will be deemed to be amended by the substitution of the Lesser Restriction for the Offending Restriction insofar as is lawfully enforceable.

                                     PART 5

                                  TERMINATION

Voluntary Termination

5.1 Subject to section 5.2, the Employee's employment may be terminated before the end of the then current term of this Agreement on

       (a) the effective termination date set out in any notice given by the Company to the Employee, which termination date must occur not less than three months after the date of the notice, or by any notice given by the Employee to the Company on the same basis, or

       (b) the effective termination date as set out in any agreement between the Company and the Employee for voluntary termination.

If Company Terminates or Parties Fail to Renew

5.2   (a)   If the Company gives notice under subsection 5.1(a) of this
      Agreement, or the term of this Agreement or any renewal hereof expires, then the Company will pay to the Employee forthwith a lump sum equal to the aggregate of:

                (i)   the greater of

                      a.   the Salary remaining until July 31, 2009; and

                      b. two times the Salary (at the rate in effect at the date of termination or expiry);

                (ii) in lieu of bonuses, a pro-rated bonus to the date of termination or expiry calculated at the target rate of
                       100% of Salary to such date, plus an amount equal to the amount payable under subsection 5.2(a)(i); plus

                (iii) in lieu of benefits, _____% of an amount equal to the amount payable under subsection 5.2(a)(i);

      and the Employee will accept such amount as full compensation for the cessation of his employment.

      (b) If within 12 months of a Change of Control, the Company gives notice under subsection 5.1(a), the Company changes a fundamental term or condition of employment of the Employee, or this Agreement or any renewal hereof expires, then the Company will pay to the Employee forthwith a lump sum equal to the aggregate of:

                (i)   the greater of

                      a.   the Salary remaining until July 31, 2009; and

                      b. three times the Salary (at the rate in effect at the date of such termination, change in terms of employment or expiry);

                (ii) in lieu of bonuses, a pro-rated bonus to the date of such termination, change in terms of employment or expiry at the target rate of 100% of Salary to such date, plus an amount equal to the amount payable under subsection 5.2(b)(i); plus

                (iii) in lieu of benefits, _____% of an amount equal to the amount payable under subsection 5.2(b)(i);

      and the Employee will accept such amount as full compensation for the cessation of his employment.

      (c) For the purpose of this Agreement "Change of Control" means the occurrence of any of the following events:

                (i) the acquisition by an acquiror (or group of acquirors acting in concert) of a number of shares which at any time aggregate at least 50.1% of the outstanding shares of the Company;

                (ii) all or substantially all of the assets of the Company are sold, transferred or otherwise disposed of;

                (iii) the individuals who are members of the Board of
                      Directors of the Company on August 1, 2004 cease for any reason to constitute a majority of the Board of Directors of the Company; or

                (iv) the Board of Directors of the Company deems a transaction or series of transactions to be a change of control.

      (d) If there is a Change of Control, the Employee may resign, and upon such resignation the Company will pay to the Employee the lump sum amounts set out in section 5.2(b) herein.

      (e) In the event the Employee ceases to be employed and becomes entitled to any amount pursuant to subsections 5.2 (a), (b) or (d):

                (i) all Stock Options that the Company has granted or agreed to grant to the Employee pursuant to the Company's employee Stock Option Plan shall be made the subject of a Stock Option Agreement substantially in the same form as Schedule 2 except for the number of shares under Option, the exercise price, and the fact that all the Options shall "vest" immediately upon cessation of the Employee's employment;

                (ii) any options granted in lieu of bonus or salary (i.e. not be pursuant to the Company's Stock Option Plan at fair market value at the date of the grant) shall be made the subject of a Stock Option Agreement substantially in the same form as Schedule 3 (unless such agreement for such options already exists) and for greater certainty shall expire at the termination or expiry date established at the time of the grant or pursuant to any agreement in relation thereto; and

                (iii) all other Stock Options that the Company would have
                      issued to the Employee in the normal course of the Employee's employment with the Company will be issued at the fair market price for such stock or shares as at the date of termination and shall automatically vest with the Employee and be made the subject of a Stock Option Agreement in the form of Schedule 2 or 3 as the case may be.

Termination for Cause and Other Events of Early Termination

5.3 Despite any other term of this Agreement to the contrary, the Employee's employment by the Company (and any office held by him) may be terminated by the Company for cause without a notice period prior to the expiration of the then current term of this Agreement upon the receipt by the Employee of written notice from the Company terminating his employment for cause; however, no termination based upon the Employee's failure or refusal to perform his obligations under this Agreement, which if not remedied could amount to cause, shall be considered to be for cause, under this Agreement, unless the Board first gives written notice to the Employee advising of the acts or omissions that the Company considers would constitute cause because of the Employee's failure or refusal to perform his obligations and the failure or refusal continues after the Employee has had a reasonable opportunity to correct the acts or omissions as set out in the notice.

Effect of Termination under Section 5.3

5.4 If the Company terminates the Employee's employment under section 5.3, then he is not entitled to receive and the Company will not pay any salary, damages or other sums as a consequence of the termination except for Salary, any unpaid bonus amounts, and unpaid and reimbursable expenses, accrued or accruable, but unpaid, to the effective termination date, plus any other amounts owing by the Company to the Employee and plus interest at the CIBC Prime Rate plus 3% per annum on all amounts owing from the Company to the Employee from and after the termination date until paid, such interest to be payable and compounded monthly and if not so paid, itself bear interest, and the Employee shall resign from any office, with the company or with an affiliate, which the Company can not by itself lawfully terminate.

Return of Property

5.5 On the effective termination date, the Employee will deliver up to the Company, in a reasonable state of repair, all property including without limitation, all copies, extracts and summaries, whether in written, digital, magnetic or electronic form, of documents and information of the Company in the possession or under the control or direction of the Employee at the termination date.

Resignation of Office

5.6 Upon termination of this Agreement, the Employee will resign as an officer of the Company and of any subsidiaries or affiliates of the Company, and of any other entity where the Employee has been appointed or nominated by the Company.

                                     PART 6

                                     GENERAL

Further Assurances

6.1 Each party will, at its own expense and without expense to any other party, execute and deliver the further agreements and other documents and do the further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the terms of this Agreement.

Assignment

6.2 Neither party may assign any right, benefit or interest in this Agreement without the prior written consent of the other party. Any purported assignment without such consent will be void.

Severability

6.3 If any one or more of the provisions contained in this Agreement or the application of any of them to a person or circumstance is held by a court to be illegal, invalid or unenforceable in respect of any jurisdiction, then to the extent so held, it is separate and severable from this Agreement but the validity, legality and enforceability of the provision will not in any way be affected or impaired in any other jurisdiction and the remainder of the Agreement or the application of the provision to persons or circumstances other than those to which it is held to be invalid, illegal or unenforceable is not affected unless the severing has the effect of materially changing the economic benefit of this Agreement to the Employee or the Company.

Modifications, Waiver and Consent

6.4 No provision of this Agreement may be amended, modified, supplemented, waived or discharged unless the amendment, modification, supplement, waiver or discharge is agreed to in writing and signed by the Employee and on behalf of the Company by an officer specifically designated by the Board. No waiver by a party at any time or any breach by the other party of a term of this Agreement or of performance of an obligation to be performed by the other party under this Agreement is deemed to be a waiver of similar or dissimilar terms or obligations at the same, any prior or subsequent time.

Notice

6.5 A notice, demand, request, statement or other evidence required or permitted to be given under this Agreement (a "notice") must be written. It will be sufficiently given if delivered to the address of a party set out on page 1 and if

      (a) delivered in person to the Employee either by certified mail or courier so that a delivery receipt is obtained, or

      (b) delivered to the Company or the President of the Company, as the case may be, either by certified mail or courier so that a delivery receipt is obtained.

At any time, a party may give notice to the other party of a change of address and after the giving of the notice, the address specified in the notice will be considered to be the address of the party for the purpose of this section.

Any notice delivered or sent in accordance with this section will be deemed to have been given and received


      (c)   if delivered, then on the day of delivery,

      (d) if mailed, on the earlier of the day of receipt and the 7th business day after the day of mailing, or

      (e) if sent by telex, telegram, facsimile or other similar form of written communication, on the first business day following the transmittal date.

      (f) if a notice is sent by mail and mail service is interrupted between the point of mailing and the destination by strike, slowdown, force majeure or other cause within three (3) days before or after the time of mailing, the notice will not be deemed to be received until actually received, and the party sending the notice will use any other service which has not been so interrupted or will deliver the notice in order to ensure prompt receipt.

Binding Effect

6.6 This Agreement will enure to the benefit of and be binding upon the parties and their respective legal representatives and successors. This agreement is otherwise personal and non-assignable.

Governing Law

6.7 This Agreement will be interpreted under and is governed by the laws of the Province of British Columbia and the laws of Canada that are applicable and, except for matters which cannot properly or lawfully be resolved by arbitration, the courts of the Province of British Columbia will have exclusive jurisdiction to entertain any action arising under this Agreement and the parties hereby attorn to the jurisdiction of those courts.

Time of Essence

6.8 Time is of the essence in the performance of each obligation under this Agreement.

Counterparts

6.9 This Agreement and any other writing delivered pursuant to this Agreement may be executed in any number of counterparts with the same effect

                                      - 20 -
as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

Entire Agreement

6.10 This Agreement constitutes the entire agreement between the parties in respect of the employment of the Employee by the Company and supersedes and replaces all prior negotiations, written or oral understandings, agreements made between the parties.

Survival of Terms

6.11   The provisions of sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8,
5.3, 5.4, 5.5 and 5.6 shall survive the termination of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above-written.

The Common Seal of DYNAMOTIVE       )
ENERGY SYSTEMS CORPORATION was      )
affixed in the presence of:         )
                                    )
                                    )
                                    )
Per: __/s/Desmond Radlein_____      )                         C/S
     Authorized Signatory           )
                                    )
                                    )
                                    )
Per:___/s/R. Andrew Kingston__      )

    Authorized Signatory            )

Signed, Sealed and Delivered by     )
the Employee in the presence of:    )
                                    )
                                    )
                                    )
___/s/________________________      )               /s/Richard Lin_____
Witness (Signature)                 )               Richard C H Lin
                                    )
                                    )
                                    )
______________________________      )
Name (please print)                 )
                                    )
                                    )
                                    )
______________________________      )
Address                             )
                                    )
                                    )
                                    )
______________________________      )
City, Province                      )

                                   SCHEDULE 1

                           OUTSTANDING STOCK OPTIONS


Date of Original  Number of   Optionee     Exercise   Original Expiry
Agreement to      Shares     (Holder of     Price     Date of Option
Issue Shares                   Option)        US$
-------------------------------------------------------------------------

Dec 22, 1994     16,000  Richard Lin          $1.00      Dec 22, 2004
Feb  3, 2000    650,000  Cantai Property Ltd  $0.50      Feb  2, 2005
Apr 29, 2002    100,000  Cantai Property Ltd  $0.50      Apr 28, 2006
Feb  1, 2003    176,929  Cantai Property Ltd  $0.20      Aug 30, 2005
Feb  1, 2003    188,918  Cantai Property Ltd  $0.20      Mar 14, 2006
Feb  1, 2003    239,813  Cantai Property Ltd  $0.20      Mar 14, 2006
Apr 11, 2003    300,000  Cantai Property Ltd  $0.23      Aug 30, 2006
-------------------------------------------------------------------------

                                   SCHEDULE 2

                             STOCK OPTION AGREEMENT

This Agreement effective this 1st day of August, 2004.

BY AND BETWEEN:

        Richard C H Lin, an individual residing at 6996 Arbutus Street, Vancouver, BC V6P 5S7

                            (hereinafter referred to as the "Employee")

AND:

        DYNAMOTIVE ENERGY SYSTEMS CORPORATION
        230 - 1700 West 75th Avenue, Vancouver, B.C. V6P 6G2

                              (hereinafter referred to as "DynaMotive").

WHEREAS, the Employee has agreed to continue to serve as an employee of DynaMotive.

AND WHEREAS, in connection with such employee/employer relationship, DynaMotive has agreed to grant to the Employee options to purchase common shares in the capital stock of DynaMotive ("Common Shares").

NOW THEREFORE THE EMPLOYEE AND DYNAMOTIVE AGREE AS FOLLOWS:

1.   Stock Option Grant

DynaMotive hereby irrevocably grants to the Employee share purchase options entitling the Employee to purchase 3,000,000* Common Shares at an exercise price of US $0.45 per Common Share (the "Options"), which price per Common Share DynaMotive and the Employee have determined to be the market value of DynaMotive's Common Shares on the date first above written, and which Options will, in each case but subject to section 10 hereof, have a term of five years from the date on which they are originally scheduled to Vest, and subject to the Vesting provisions below, 1,000,000 Options will Vest on August 1, 2004 as set forth in the following table and the balance of 2,000,000 Options will Vest at the rate of 500,000 Options per year according to the dates set forth in the following table:

Number of Stock Options         Vesting Date           Termination Date
       1,000,000                August 1, 2004         July 31, 2009
         500,000                August 1, 2005         July 31, 2010
         500,000                August 1, 2006         July 31, 2011
         500,000                August 1, 2007         July 31, 2012
         500,000                August 1, 2008         July 31, 2013

2.   Vesting Provisions

Notwithstanding the foregoing:

      (a) Vest and Vesting Date with regard to a particular Option granted hereby shall mean the date set forth in the above table following which that Option may be exercised, provided that the 1,000,000 Options which vested August 1, 2004 shall not be exercised until after actual execution of this Stock Option Agreement; and

      (b) If the Employee's employment with DynaMotive is terminated or otherwise ends prior to the end of the term of the Confidential Employment Agreement between DynaMotive and the Employee, made with effect August 1, 2004 (the "Employment Agreement"), other than for "cause" within the meaning of section 5.3 of the Employment Agreement, or by the Employee acting voluntarily within the meaning of that agreement other than under subsection 5.2(d) thereof, then all of the Options granted to the Employee hereunder, will Vest immediately upon such termination, provided that such early Vesting will not affect the above-listed Option Termination Dates.

3.   In order to exercise the Options, the Employee shall, subject to section 4 and 10 hereof, no later than the close of business (Vancouver time) on the applicable Option Termination Date set out above, give written notice to DynaMotive of his intention to exercise the then-vested Options in whole or in part, such notice to specify the number of Options that the Employee wishes to exercise and be accompanied by cash, bank draft or certified cheque, payable to "DynaMotive Energy Systems Corporation" in the amount required to pay for the Common Shares then being purchased by the Employee at the exercise price of US $0.45 per Common Share. Promptly after receipt of each such notice and payment, DynaMotive shall issue a Treasury Order to its Registrar and Transfer Agent calling for the issuance of the required number of Common Shares and will deliver a duly and validly issued certificate representing such shares to the Employee within five business days. Following delivery of such share certificates to the Employee, but not before, DynaMotive shall be entitled to keep and retain, for its own use, the purchase price paid to it by or on behalf of the Employee.

4. The Options shall survive the cessation of the employment of the Employee by DynaMotive and shall be in full force and effect and exercisable until the Termination Date for the particular Options set forth in section
1 hereof and following which, if not exercised, the Options shall lapse and be of no further force or effect.

5. The Options granted hereunder are personal to the Employee and may be assigned or transferred in whole or in part to any company controlled by the Employee or to the Employee's immediate family, or to a family trust.

6. The exercise of the Options or any amendments to this Agreement may be subject to the prior approval, where necessary, under certain securities legislation or jurisdictions.

7. In the event that there is any material change in the Common Shares of DynaMotive through the declaration of stock dividends or stock splits or consolidations or exchanges of shares, the Options shall be deemed to have been exchanged by DynaMotive for new options to purchase a number of Common Shares at an exercise price which is adjusted appropriately (the "New Options") such that the amount by which the total value of the Common Shares under the New Options exceeds the total price to acquire such shares under the New Options, immediately after such a material change, is not greater than nor materially less than such an amount would have been under the original Options, immediately prior to such material change. The adjusted terms of the New Options shall be effective and binding for all purposes of this Agreement.

8. In the event that DynaMotive shall amalgamate, consolidate with, or merge into another corporation, the Employee will thereafter receive, upon the exercise of the Options, the securities or property to which a holder of the number of Common Shares then deliverable upon the exercise of the Options would have been entitled to upon such amalgamation, consolidation, or merger, and DynaMotive will take any and all steps in connection with such amalgamation, consolidation, or merger as may be necessary to ensure that the provisions hereof shall thereafter be applicable, as near as reasonably may be, in relation to any securities or property thereafter deliverable upon the exercise of the Options granted herein.

9. In the event of a change of control of DynaMotive as defined in the Employment Agreement, or a sale of all or substantially all of the assets of DynaMotive, then, immediately prior to the date of such an event, all of the Options granted to the Employee hereunder will Vest, provided that such early Vesting will not, subject to section 4 and 10 hereof, affect the above-listed Option Termination Dates.

10. This Agreement shall enure to the benefit of and be binding upon the parties hereto and upon the successors or assigns of DynaMotive and upon the heirs, executors, administrators and legal personal representatives of the Employee; provided that any of the Options which have not been exercised before the Employee dies or his employment is terminated at a time when the Employee is disabled, may notwithstanding section 4 hereof be exercised by the Employee's heirs, executors, administrators or legal personal representatives at any time before the later of the Termination Date for the Options and one year after the date of death of the Employee.

11. This Agreement shall be governed, construed and enforced according to the laws of the Province of British Columbia and is subject to the exclusive jurisdiction of the courts of the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

The Common Seal of DYNAMOTIVE             )
ENERGY SYSTEMS CORPORATION                )
was hereunto affixed in the               )
presence of:                              )                      C/S
                                          )
____/s/Desmond Radlein________            )
                                          )
____/s/R. Andrew Kingston_____            )
                                          )

SIGNED, SEALED AND DELIVERED              )
by the Employee in the presence of:       )
                                          )
______________________________            )
Name                                      )    _/s/Richard Lin_______
                                          )     Richard C H Lin
______________________________            )
Address                                   )
______________________________            )
Occupation

                                   SCHEDULE 3

                            STOCK OPTION AGREEMENT

This Agreement effective this      day of      , 200  .


BY AND BETWEEN:

          Richard C H Lin, an individual residing at 6996 Arbutus Street, Vancouver, BC V6P 5S7.

                                (hereinafter referred to as the "Employee")

AND:

          DYNAMOTIVE ENERGY SYSTEMS CORPORATION
          230 - 1700 West 75th Avenue, Vancouver, B.C. V6P 6G2

                                  (hereinafter referred to as "DynaMotive").

WHEREAS, the Employee has agreed to continue to serve as an employee of DynaMotive;

AND WHEREAS, in connection with such employee/employer relationship, DynaMotive has agreed to grant to the Employee options to purchase common shares in the capital stock of DynaMotive ("Common Shares").

NOW THEREFORE THE EMPLOYEE AND DYNAMOTIVE AGREE AS FOLLOWS:

1.   Bonus/Remuneration Stock Option Grant

DynaMotive hereby irrevocably grants, to the Employee, share purchase options
entitling the Employee to purchase                        Common Shares at an
exercise price of one-tenth of one cent in Canadian currency (CDN $0.001) per Common Share (the "Options"), which Options will, in each case, have a term of 10 years from the effective date of the agreement of the Company to issue such Common Shares if the option is exercised by the Employee.

2.   Exercise of Bonus Stock Option

In order to exercise the Options, the Employee shall, no later than the close of business (Vancouver time) on the termination date of the Options granted by this Agreement, give written notice to DynaMotive of his intention to exercise the Options in whole or in part, such notice to specify the number of Options that the Employee wishes to exercise (not being less than for 25,000 Common Shares, or the balance of the Common Shares that the Employee is entitled to purchase pursuant to this Agreement) and be accompanied by cash, bank draft or certified cheque, payable to "DynaMotive Energy Systems Corporation" in the amount required to pay for the Common Shares then being purchased by the Employee at the exercise price of CDN $0.001 per Common Share. Promptly after receipt of each such notice and payment, DynaMotive shall issue a Treasury Order to its Registrar and Transfer Agent calling for the issuance of the required number of Common Shares and will deliver a duly and validly issued certificate representing such shares to the Employee within 5 business days. Following delivery of such share certificates to the Employee, but not before, DynaMotive shall be entitled to keep and retain, for its own use, the purchase price paid to it by or on behalf of the Employee.

3.   Termination of Employment

The Options shall survive the cessation of the employment of the Employee by DynaMotive and shall be in full force and effect and exercisable until the termination date applicable to the Options provided herein.


4.   Assignment

The Options granted hereunder are personal to the Employee and may be assigned or transferred in whole or in part to any company controlled by the Employee or to the Employee's immediate family, or to a family trust.

5.   Required Approvals

The exercise of the Options or any amendments to this Agreement may be subject to the prior approval, where necessary, under certain securities legislation or jurisdictions.

6.   Adjustments for Material Changes

In the event that there is any material change in the Common Shares of DynaMotive through the declaration of stock dividends or stock splits or consolidations or exchanges of shares, the Options shall be deemed to have been exchanged by DynaMotive for new options to purchase a number of Common Shares at an exercise price which is adjusted appropriately (the "New Options") such that the amount by which the total value of the Common Shares under the New Options exceeds the total price to acquire such shares under the New Options, immediately after such a material change, is not greater than nor materially less than such an amount would have been under the original Options, immediately prior to such material change. The adjusted terms of the New Options shall be effective and binding for all purposes of this Agreement.

7.   Adjustments for mergers

In the event that DynaMotive shall amalgamate, consolidate with, or merge into another corporation, the Employee will thereafter receive, upon the exercise of the Options, the securities or property to which a holder of the number of Common Shares then deliverable upon the exercise of the Options would have been entitled to upon such amalgamation, consolidation, or merger, and DynaMotive will take any and all steps in connection with such amalgamation, consolidation, or merger as may be necessary to ensure that the provisions hereof shall thereafter be applicable, as near as reasonably may be, in relation to any securities or property thereafter deliverable upon the exercise of the Options granted herein.

8.   Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and upon the successors or assigns of DynaMotive and upon the heirs, executors, administrators and legal personal representatives of the Employee; provided that any of the Options which have not been exercised before the Employee dies or his employment is terminated at a time when the Employee is disabled, may notwithstanding section 3 hereof be exercised by the Employee's heirs, executors, administrators or legal personal representatives at any time before the later of the termination date for the Options and one year after the date of death of the Employee.

9.   Governing Law

This Agreement shall be governed, construed and enforced according to the laws of the Province of British Columbia and is subject to the exclusive jurisdiction of the courts of the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

The Common Seal of DYNAMOTIVE             )
ENERGY SYSTEMS CORPORATION                )
was hereunto affixed in the               )
presence of:                              )                      C/S
                                          )
____/s/Desmond Radlein	______            )
                                          )
____/s/R. Andrew Kingston_____            )
                                          )

SIGNED, SEALED AND DELIVERED              )
by the Employee in the presence of:       )
                                          )
______________________________            )
Name                                      )     /s/Richard Lin__
                                          )     Richard C H Lin
______________________________            )
Address                                   )
______________________________            )
Occupation

           AMENDING AGREEMENT TO A CONFIDENTIAL EMPLOYMENT AGREEMENT
                        DATED THE 1st DAY OF AUGUST 2004

                     made this 29th day of September, 2004

                           T A B L E   O F   C O N T E N T S


                                                                         Page

PART 1 INTERPRETATION                                                      2
       Interpretation                                                      2

PART 2 EXTENSIONS OF THE TERM FOR EMPLOYEE STOCK OPTIONS                   3
       Extension of Employee Stock Options held at July 31, 2004           3
       Extension of Employee Stock Options granted August 1, 2004          3

PART 3 BONUS SHARE OPTION PLAN                                             3

PART 4 GENERAL                                                             4
       Further Assurances                                                  4
       Assignment                                                          5
       Severability                                                        5
       Modifications, Waiver and Consent                                   5
       Notice                                                              5
       Binding Effect                                                      6
       Governing Law                                                       6
       Time of Essence                                                     6
       Counterparts                                                        6
       Entire Agreement                                                    7

                   AMENDMENT TO CONFIDENTIAL EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference and made the 29th day of September, 2004 the "Effective Date")

BETWEEN:

         DynaMotive Energy Systems Corporation, a body corporate duly incorporated under the law of the Province of British Columbia, having offices at Suite 230, 1700 West 75th Avenue, Vancouver, BC, V6P 6G2

         (the "Company")
                                                          OF THE FIRST PART
AND:

         Richard C. H. Lin, an individual residing at 6996 Arbutus Street, Vancouver, BC, V6P 5S7

         (the "Employee")

                                                         OF THE SECOND PART
WHEREAS:

(A) The Company and the Employee entered into a Confidential Employment Agreement made the 1st day of August, 2004;

(B) The Company is liable for unpaid remuneration owing to the Employee in the total amount of $73,798.12 with respect to his services performed for the Company during 2004 but prior to the date hereof (the "Unpaid 2004 Remuneration");

(C) The Employee is willing to forego the payment by the Company and the receipt by the Employee of the Unpaid 2004 Remuneration in consideration of the Company agreeing to issue shares of the Company to the Employee on the terms and conditions set out herein;

(D) The Company and the Employee wish to amend the Confidential Employment Agreement to provide for the issue of shares to the Employee for the Unpaid 2004 Remuneration and to otherwise amend the Confidential Employment Agreement with regard to certain performance and other incentives for the Employee;

WITNESSETH that the parties mutually agree as follows:

                                      PART 1

                                  INTERPRETATION

Interpretation

1.1 For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

   (a) "the Employment Agreement" means the agreement of employment between the parties hereto and dated for reference and effective as of and from the 1st day of August, 2004, including all Schedules thereto, as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions thereof;

   (b) this "Amending Agreement" means this agreement including all Schedules hereto as from time to time supplemented, amended or otherwise varied by one or more agreements entered into pursuant to the applicable provisions hereof;

   (c) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph, subparagraph or other subdivision, unless the context otherwise requires;

   (d) all references to currency mean Canadian currency, unless specified otherwise;

   (e) a reference to an entity includes any entity that is a successor to such entity;

   (f) the headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion hereof;

   (g) a reference to a statute includes all regulations made pursuant thereto, all amendments to the statute or regulations in force from time to time, and any statute or regulation which supplements or supersedes such statute or regulations;

   (h) "Board" means the board of directors of the Company as from time to time constituted;

   (i) "Closing Price of the Company's Common Shares" and "Closing Price" means as of any given date, the average of the high and low trading prices of the Common shares in the capital stock of the Company on the NASD's Over the Counter Bulletin Board on such date, or if the Common shares trade on the TSX Venture Exchange or TSX Exchange on such date, then the average of the high and low trading prices of the Common shares of the Company on such exchange, or if the Common shares in the capital stock of the Company did not trade on such date, on the next preceding day on which trades were made;

   (j) "Stock Option" mean the rights under an agreement between the Company and the Employee, or the Company and a corporation nominated by the Employee, to have the Company sell or issue shares of the Company, or shares of a corporation that does not deal at "arm's length" with the Company (as that term is defined pursuant to the Income Tax Act of Canada), to the Employee or to the corporation nominated by the Employee.

                                      PART 2

               EXTENSIONS OF THE TERM FOR EMPLOYEE STOCK OPTIONS

Extension of Employee Stock Options held at July 31, 2004

2.1 The Employment Agreement is amended in section 3.5 to provide that the termination date for the 1,671,660 Stock Options outstanding July 31, 2004 and previously granted by the Company to the Employee (or to Cape Fear Limited as the Employee's nominee corporation) under the terms of any prior employment or option agreement and as listed in Schedule 1 attached to the Employment Agreement and to this Amending Agreement, will be extended to 10 years from the date of the original agreement to issue shares pursuant to each such Stock Option, as set forth under the heading "Extended Termination Date" in Schedule 1 hereto; provided that after termination of the employment of the Employee, by reason of death or disability, the Stock Options referred to in this section may be exercised, to the extent they were exercisable at the time of such termination, for a period of one year from the date of termination of employment caused by death or disability of the Employee, or until the expiration of the stated term of the Stock Options, as extended hereby, whichever period is longer.

Extension of Employee Stock Options granted August 1, 2004

2.2 The Employment Agreement is amended in section 3.6 to provide that the termination date for the 3,000,000 Stock Options granted by the Company to the Employee on August 1, 2004 will be extended from 5 years from the Vesting Date for such Stock Options to 10 years from the date of the grant of each such Stock Option namely until July 31, 2014 in each case; provided that after termination of the employment of the Employee, by reason of death or disability, the Stock Options referred to in this section may be exercised, to the extent they were exercisable at the time of such termination, for a period of one year from the date of termination of employment caused by death or disability of the Employee, or until the expiration of the stated term of the Stock Options, as extended hereby, whichever period is longer.

                                      PART 3

                             BONUS SHARE OPTION PLAN

3.1 The Employment Agreement is amended to add the provision set forth below relating to the Unpaid 2004 Remuneration after section 3.7 thereof:

      "Agreement to Issue Shares for Unpaid 2004 Remuneration


      3.7A In lieu of any obligation to pay the Unpaid 2004 Remuneration to the Employee under any prior employment or other agreement in respect of the 2004 calendar year, upon receipt of one or more subscription notices from the Employee subscribing for a specified number of Common shares in the Company (not being less than 25,000 shares or the balance of the Common shares of the Company that the Company has agreed to issue to the Employee pursuant to this section) and payment by the Employee to the Company of one tenth of one cent for each share subscribed for in the particular notice, the Company agrees to allot and issue to the Employee the number of shares specified in the notice in consideration of one tenth of one cent per share ($0.001) plus the value of past services actually performed by the Employee, namely US$0.* per share, calculated for each share to be issued by dividing the Unpaid 2004 Remuneration by the maximum number of Common shares which may, upon one or more notices given by the Employee pursuant to this section, be allotted and issued to him, such maximum number of shares under all such notices being a total of * Common shares of the Company, provided that the Employee shall only have until September , 2014 to notify the Company, by one or more notices, that the Employee wishes to have any of the shares referred to in this section allotted and issued to him and to pay the price of one tenth of one cent per share for any share that the Company has agreed to issue under this section, and thereafter all rights of the Employee to any shares not referred to in a subscription notice given by the Employee under this section by such date shall lapse.

      The Employee, by execution of this Agreement, acknowledges that the Company is, subject to section 3.10 hereof, released from any and all obligations to pay the Unpaid 2004 Remuneration to the Employee, being remuneration with respect to the period in the 2004 calendar year or any portion thereof which precedes September 1, 2004.

      Upon receipt of the notice from the Employee contemplated by this section and payment of the subscription price to it, the Company shall proceed to allot and issue the shares, referred to in the notice and to be issued pursuant to this section, including giving such directions and making such adjustments as would have been necessary if the Agreement between the Company and the Employee, in this section, were a Stock Option governed by a Stock Option Agreement in the form of
      Schedule 3 to the Employment Agreement but dated the date hereof and relating only to the right to purchase the shares referred to in this section with such rights to expire on the 10th anniversary of the date hereof."

                                      PART 4

                                     GENERAL

Further Assurances

4.1 Each party will, at its own expense and without expense to any other party, execute and deliver the further agreements and other documents

                                      - 5 -
and do the further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the terms of this Agreement.

Assignment

4.2 Neither party may assign any right, benefit or interest in this Agreement without the prior written consent of the other party. Any purported assignment without such consent will be void.

Severability

4.3 If any one or more of the provisions contained in this Agreement or the application of any of them to a person or circumstance is held by a court to be illegal, invalid or unenforceable in respect of any jurisdiction, then to the extent so held, it is separate and severable from this Agreement but the validity, legality and enforceability of the provision will not in any way be affected or impaired in any other jurisdiction and the remainder of the Agreement or the application of the provision to persons or circumstances other than those to which it is held to be invalid, illegal or unenforceable is not affected unless the severing has the effect of materially changing the economic benefit of this Agreement to the Employee or the Company.

Modifications, Waiver and Consent

4.4 No provision of this Agreement may be amended, modified, supplemented, waived or discharged unless the amendment, modification, supplement, waiver or discharge is agreed to in writing and signed by the Employee and on behalf of the Company by an officer specifically designated by the Board. No waiver by a party at any time or any breach by the other party of a term of this Agreement or of performance of an obligation to be performed by the other party under this Agreement is deemed to be a waiver of similar or dissimilar terms or obligations at the same, any prior or subsequent time.

Notice

4.5 A notice, demand, request, statement or other evidence required or permitted to be given under this Agreement (a "notice") must be written. It will be sufficiently given if delivered to the address of a party set out on Page 1 and if

      (a) delivered in person to the Employee either by certified mail or courier so that a delivery receipt is obtained, or

      (b) delivered to the Company or the President of the Company, as the case may be, either by certified mail or courier so that a delivery receipt is obtained.

At any time, a party may give notice to the other party of a change of address and after the giving of the notice, the address specified in the notice will be considered to be the address of the party for the purpose of this section.

                                      - 6 -
Any notice delivered or sent in accordance with this section will be deemed to have been given and received

      (c)   if delivered, then on the day of delivery,

      (d) if mailed, on the earlier of the day of receipt and the 7th business day after the day of mailing, or

      (e) if sent by telex, telegram, facsimile or other similar form of written communication, on the first business day following the transmittal date.

      (f) if a notice is sent by mail and mail service is interrupted between the point of mailing and the destination by strike, slowdown, force majeure or other cause within three (3) days before or after the time of mailing, the notice will not be deemed to be received until actually received, and the party sending the notice will use any other service which has not been so interrupted or will deliver the notice in order to ensure prompt receipt.

Binding Effect

4.6 This Agreement will ensure to the benefit of and be binding upon the parties and their respective legal representatives and successors. This agreement is otherwise personal and non-assignable.

Governing Law

4.7 This Agreement will be interpreted under and is governed by the laws of the Province of British Columbia and the laws of Canada that are applicable and, except for matters which cannot properly or lawfully be resolved by arbitration, the courts of the Province of British Columbia will have exclusive jurisdiction to entertain any action arising under this Agreement and the parties hereby attorn to the jurisdiction of those courts.

Time of Essence

4.8 Time is of the essence in the performance of each obligation under this Agreement.

Counterparts

This Agreement and any other writing delivered pursuant to this Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

Entire Agreement

4.10 This Agreement constitutes the entire agreement between the parties in respect of the employment of the Employee by the Company and supersedes and replaces all prior negotiations, written or oral understandings, agreements made between the parties.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above-written.


The Common Seal of DYNAMOTIVE       )
ENERGY SYSTEMS CORPORATION was      )
affixed in the presence of:         )
                                    )
                                    )
                                    )
Per: __/s/Desmond Radlein_____      )                         C/S
     Authorized Signatory




Per:___/s/R. Andrew Kingston__
    Authorized Signatory



Signed, Sealed and Delivered by     )
the Employee in the presence of:    )
                                    )
                                    )
                                    )
____/s/_______________________      )               /s/Richard Lin_____
Witness (Signature)                 )               Richard C. H. Lin
                                    )
                                    )
                                    )
______________________________      )
Name (please print)                 )
                                    )
                                    )
                                    )
______________________________      )
Address                             )
                                    )
                                    )
                                    )
______________________________      )
City, Province                      )

                                  SCHEDULE 1
                           OUTSTANDING STOCK OPTIONS


Date of Original  Number of   Optionee     Exercise   Original Expiry   Extended
Agreement to      Shares     (Holder of     Price     Date of Option   Termination
Issue Shares                   Option)        US$                         Date
-----------------------------------------------------------------------------------

Dec 22, 1994     16,000  Richard Lin          $1.00      Dec 22, 2004   Dec 22, 2004
Feb  3, 2000    650,000  Cantai Property Ltd  $0.50      Feb  2, 2005   Feb  3, 2010
Apr 29, 2002    100,000  Cantai Property Ltd  $0.50      Apr 28, 2006   Apr 29, 2012
Feb  1, 2003    176,929  Cantai Property Ltd  $0.20      Aug 30, 2005   Feb  1, 2013
Feb  1, 2003    188,918  Cantai Property Ltd  $0.20      Mar 14, 2006   Feb  1, 2013
Feb  1, 2003    239,813  Cantai Property Ltd  $0.20      Mar 14, 2006   Feb  1, 2013
Apr 11, 2003    300,000  Cantai Property Ltd  $0.23      Aug 30, 2006   Apr 11, 2013
-----------------------------------------------------------------------------------